Exhibit 99.1

Contact:
Kathy Taylor
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Announces 2011 Third Quarter Results

PALO ALTO, Calif.--(BUSINESS WIRE)—November 14, 2011--Southwall Technologies Inc. (NASDAQ: SWTX), an energy efficiency company that develops and manufactures high-performance films and glass products that save energy and reduce carbon emissions in buildings, homes and cars, announced third quarter 2011 revenues of $13.6 million, an increase of 12% from third quarter 2010 revenues of $12.2 million.  Revenues for the nine month period ended September 30, 2011 were $41.7 million, an increase of 21% compared to $34.5 million for the nine months ended September 30, 2010.  The year over year increase primarily reflects increasing demand for higher energy efficiency products in the window film market.

Gross profit for third quarter 2011 was $5.6 million compared to $5.3 million in the third quarter 2010.  For the nine months ended September 30, 2011, gross profit increased 10% to $17.5 million compared to $15.9 million for the same period in 2010.  The year over year increase is primarily due to the increase in sales volume partially offset by higher cost of precious metals.

Operating income was $0.8 million in the third quarter 2011 as compared to $1.5 million in the third quarter 2010.  For the nine months ended September 30, 2011, operating income decreased to $2.9 million compared to $6.3 million for the same period in 2010.  The year over year decrease in operating income is a result of higher operating costs, including mergers and acquisition related activities and the impairment of goodwill and intangible assets during Q2 2011.

Third quarter 2011 net income before the preferred dividend decreased to $0.2 million, or $0.03 per fully diluted share, as compared to the third quarter 2010 of $1.1 million, or $0.15 per fully diluted share.  For the nine months ended September 30, 2011, net income before the preferred dividend decreased to $1.2 million or $0.16 per fully diluted share compared to $5.4 million and $0.75 per fully dilute share for the same period in 2010.

About Southwall Technologies Inc.

Southwall Technologies is the leading innovator of energy-saving films and glass products that dramatically improve the energy efficiency of buildings, homes and cars. Southwall is an ISO 9001/2000/14001-certified manufacturer with customers in over 25 countries around the world.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2011 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in certain markets and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 29, 2011.
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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010

Net revenues	$13,601	$12,198	$41,666	$34,469
Cost of revenues	8,015	6,890	24,183	18,549

Gross profit	5,586	5,308	17,483	15,920

Operating expenses:
Research & development	980	1,024	3,127	2,608
Selling, general and administrative	3,775	2,772	9,651	7,038
Goodwill and intangible assets impairment	-	-	1,833	-

Total operating expenses	4,755	3,796	14,611	9,646

Income from operations	831	1,512	2,872	6,274

Interest expense, net	(60)	(67)	(192)	(225)
Other income (expense), net	(171)	560	166	202

Income before provision for income taxes	600	2,005	2,846	6,251

Provision for income taxes	389	1,057	1,870	959

Net income	211	948	976	5,292

Net loss attributable to noncontrolling interest	-	122	219	152

Net income attributable to Southwall	211	1,070	1,195	5,444

Deemed dividend on preferred stock	122	122	366	366

Net income attributable to common stockholders	$89	$948	$829	$5,078

Net income per share (1):

Basic	$0.02	$0.16	$0.14	$0.88
Diluted	$0.03	$0.15	$0.16	$0.75

Weighted average shares used in computing net income per share (1):
Basic	5,811	5,768	5,809	5,764
Diluted	7,469	7,267	7,292	7,221

(1) All share and per share amounts have been retroactively restated for the three and six months ended June 30, 2010 to reflect the Company's 1-for-5 reverse stock split completed on March 17, 2011.

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$12,862	$13,776
Accounts receivable, net	7,888	5,902
Inventories, net	8,183	5,536
Prepaid income taxes	-	2,017
Other current assets	4,108	1,901
Total current assets	33,041	29,132
Property, plant and equipment, net	15,282	15,235
Goodwill	366	1,854
Intangible assets	346	901
Deferred tax and other assets	3,505	3,468
Total assets	$52,540	$50,590

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$970	$1,024
Accounts payable	3,194	2,628
Accrued compensation	1,619	1,742
Other accrued liabilities	5,124	4,764
Total current liabilities	10,907	10,158

Term debt and capital leases	2,954	3,511
Other long term liabilities	129	112
Total liabilities	13,990	13,781

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	29	29
Capital in excess of par value	78,957	78,759
Accumulated other comprehensive income:
Translation gain on subsidiary	3,787	3,466
Accumulated deficit	(49,033)	(50,228)
Total Southwall stockholders' equity	33,740	32,026
Noncontrolling interest	-	(27)
Total stockholders' equity	33,740	31,999

Total liabilities, preferred stock and stockholders' equity	$52,540	$50,590

SOUTHWALL TECHNOLOGIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Nine Months Ended
	September 30, 2011	September 30, 2010
Cash flows from operating activities:
Net income	$976	$5,292
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Gain on acquisition of controlling interest in SIG	-	(706)
Deferred income tax	(10)	(1,334)
Loss on disposal of property, plant and equipment	39	10
Depreciation and amortization	2,569	1,989
Goodwill and intangible assets impairment	1,833	-
Stock-based compensation	740	433
Release of inventory reserves	(130)	(201)
Provision for sales reserves and doubtful accounts	188	380
Non-cash effect of acquisition of controlling interest in SIG	-	(232)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,021)	18
Inventories, net	(2,503)	207
Other current and non-current assets	(191)	(240)
Accounts payable and accrued liabilities	525	1,059
Net cash provided by operating activities	2,015	6,675

Cash flows from investing activities:
Acquisition of assets of Crown Operations International	-	(3,302)
Acquisition of controlling interest in SIG, net of cash acquired	-	(195)
Expenditures for property, plant and equipment	(2,238)	(1,160)
Net cash used in investing activities	(2,238)	(4,657)

Cash flows from financing activities:
Proceeds from exercise of stock options	71	63
Borrowings from term loan	-	1,250
Repayments of term debt and capital leases obligations	(696)	(599)
Proceeds from investment tax credit	11	376
Net cash used in financing activities	(614)	1,090

Effect of foreign exchange rate changes on cash and cash equivalents	(77)	11

Net increase (decrease) in cash and cash equivalents	(914)	3,119
Cash and cash equivalents, beginning of period	13,776	12,454

Cash and cash equivalents, end of period	$12,862	$15,573

Supplemental cash flows disclosures:
Interest paid	$181	$180
Income taxes paid	$765	$359

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$366	$366
Deposits applied to acquisition of property, plant and equipment	$86	$411
Acquisition of interest in SIG	$246	$250